UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 11, 2016

(Date of earliest event reported)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands, B.W.I.	0-25248	98-0619652
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Regatta Office Park

Windward Three, 4th Floor

West Bay Road, P.O. Box 1114

Grand Cayman, KY1-1102

Cayman Islands

(Address of Principal Executive Offices)

(345) 945-4277

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 11, 2016 (the “Closing Date”), Consolidated Water Co. Ltd. (the “Company”), through its wholly-owned subsidiary, Consolidated Water U.S. Holdings, Inc. (“Consolidated Water U.S.”), entered into a stock purchase agreement (the “Purchase Agreement”) with Aerex Industries, Inc. (“Aerex”) and Thomas Donnick, Jr. (“Donnick”). Pursuant to the terms of the Purchase Agreement, Consolidated Water U.S. purchased a 51% ownership interest in Aerex for an aggregate purchase price of approximately $7.7 million in cash. After giving effect to the transactions contemplated by the Purchase Agreement, Consolidated Water U.S. will own 51% of the outstanding capital stock of Aerex and Donnick will own 49% of the outstanding capital stock of Aerex. Consolidated Water U.S. also acquired from Donnick an option to compel Donnick to sell, and granted to Donnick an option to require Consolidated Water U.S. to purchase, Donnick’s 49% ownership interest in Aerex at a price based upon the fair market value of Aerex at the time of the exercise of the option. The options are exercisable on or after the third anniversary of Closing Date. In connection with the Purchase Agreement, the Company guaranteed the obligations of Consolidated Water U.S. with respect to the option granted to Donnick to require Consolidated Water U.S. to purchase Donnick’s 49% ownership interest in Aerex.

Aerex is an original equipment manufacturer and service provider of a wide range of products and services applicable to municipal water treatment and industrial water and wastewater treatment. Its products include membrane separation equipment, filtration equipment, piping systems, vessels and custom fabricated components. Aerex also offers engineering, design, consulting, inspection, training and equipment maintenance services to its customers. Aerex is an American Society of Mechanical Engineers (ASME) code accredited manufacturer and maintains the ASME U and S and the National Board NB and R Certificates of Authorization. Its corporate offices and manufacturing facilities are located in Fort Pierce, Florida.

In connection with the Purchase Agreement, Consolidated Water U.S., Aerex and Donnick entered into a shareholders agreement, pursuant to which Consolidated Water U.S. and Donnick agreed to certain rights and obligations with respect to the governance of Aerex.

The Purchase Agreement is provided to give investors information regarding the agreement’s terms. It is not provided to give investors factual information about the Company, Consolidated Water U.S. or any other parties thereto. In addition, the representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 2.01	Completion of Acquisition or Disposition of Assets

To the extent required by Item 2.01 of Form 8-K, the information relating to the consummation of the transaction contained or incorporated elsewhere in this Current Report on Form 8-K is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03 of Form 8-K, the information relating to the consummation of the transactions contained or incorporated elsewhere in this Current Report on Form 8-K is incorporated by reference herein.

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Item 7.01	Regulation FD Disclosure.

On February 16, 2016, the Company issued a press release announcing the consummation of the transaction described in Item 1.01, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in those filings.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company intends to file the financial statements of the acquired business required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Company intends to furnish the pro forma financial information required by Item 9.01(b) as an amendment to this Current Report on Form 8-K not later than 71 days after the date this Current Report on Form
8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement dated February 11, 2016 among Consolidated Water U.S. Holdings, Inc., Aerex Industries, Inc. and Thomas Donnick, Jr.
99.1	Press Release dated February 16, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED WATER CO. LTD.

By:	/s/ David W. Sasnett
Name:	David W. Sasnett
Title:	Executive Vice President & Chief Financial Officer

Date: February 16, 2016

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